Exhibit 5.2

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL	804 • 788 • 8200
FAX	804 • 788 • 8218

September 30, 2010

Board of Directors

Ellington Financial LLC

53 Forest Avenue

Old Greenwich, Connecticut 06870

Re:	Registration Statement on Form S-11 (File No. 333-160562)

Ladies and Gentlemen:

We have served as special counsel to Ellington Financial LLC, a Delaware limited liability company (the “Company”), in connection with the issuance and sale of up to 5,175,000 common shares representing limited liability company interests, no par value, in the Company (the “Common Shares”), including up to 675,000 Common Shares subject to the underwriters’ option to purchase additional Common Shares to cover over-allotments, if any (collectively, the “IPO Shares”), to be issued by the Company in an underwritten initial public offering, covered by a Registration Statement on Form S-11 (No. 333-160562), and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). This opinion is being furnished in accordance with the requirements of Item 36(b) of Form S-11 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have examined the following documents:

1. The Registration Statement;

2. The Certificate of Formation of the Company, as certified by the Secretary of State of the State of Delaware on September 30, 2010, as certified by the Secretary of the Company on the date hereof;

3. The Second Amended and Restated Operating Agreement of the Company, dated as of July 1, 2009, as certified by the Secretary of the Company on the date hereof (the “Operating Agreement”);

4. Resolutions adopted by the Board of Directors (the “Board of Directors”) of the Company on July 6, 2009, authorizing the registration, issuance and sale of the IPO Shares, as certified by the Secretary of the Company on the date hereof (the “Resolutions”); and

Board of Directors

Ellington Financial LLC

September 30, 2010

5. The certificate of the Secretary of State of the State of Delaware as to the due formation, existence and good standing of the Company dated September 30, 2010 (the “Delaware Certificate”).

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). As to factual matters, we have relied upon a certificate of the Secretary of the Company and upon certificates of public officials.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1. The Company is a limited liability company duly formed and existing under the laws of the State of Delaware and is in good standing with the Secretary of State of the State of Delaware.

2. The issuance of the IPO Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Registration Statement, the Resolutions, the Underwriting Agreement to be entered into by and among the Company and Ellington Financial Management LLC, on the one hand, and Deutsche Bank Securities Inc., as representative of the underwriters, on the other hand, and in accordance with resolutions to be adopted by the Board of Directors or a duly authorized committee thereof related to the price and amount of the IPO Shares, the IPO Shares will be validly issued, fully paid and nonassessable.

The opinion with respect to the formation, existence and good standing of the Company in the State of Delaware is based solely on the Delaware Certificate.

We do not purport to express an opinion on any laws other than the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the reference to this firm under the

Board of Directors

Ellington Financial LLC

September 30, 2010

heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of its date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP

03747/08403/08560/11154